Exhibit 3.1(c)

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF ORION ACQUISITION CORP. II

The undersigned, C. Patrick Machado, the Senior Vice President and Chief Financial Officer of Orion Acquisition Corp. II, a Delaware corporation (the “Corporation”), hereby certifies on behalf of the Corporation that:

1. The undersigned is the duly elected and acting Senior Vice President and Chief Financial Officer of the Corporation.

2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on October 19, 1995.

3. Article the FIRST of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“FIRST: The name of the corporation (hereinafter called the “Corporation”) is MEDIVATION, INC.”

4. The first sentence of Article the FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock of which the Corporation shall have the authority to issue is 51,000,000, of which 50,000,000 shall be shares of Common Stock, par value $0.01 per share, and 1,000,000 shall be shares of Preferred Stock, par value $0.01 per share.”

5. This Certificate of Amendment has been duly adopted by the board of directors and the stockholder of the Corporation, in each case in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by the undersigned authorized officer on behalf of the Corporation as of May 25, 2005.

ORION ACQUISITION CORP. II

By:	/s/ C. Patrick Machado
Name:	C. Patrick Machado
Title:	Senior Vice President and Chief Financial Officer